Exhibit 99.4

HORNBECK OFFSHORE SERVICES, INC.

Service with Energy

NEWS RELEASE	Contacts:	Todd Hornbeck, CEO
05-022		Jim Harp, CFO
Hornbeck Offshore Services
(985) 727-6802

For Immediate Release

Ken Dennard, Managing Partner
DRG&E / (713) 529-6600

Hornbeck Offshore Announces Plans to Issue

$75,000,000 of Additional 6.125% Senior Notes due 2014

September 26, 2005 – Covington, LA – Hornbeck Offshore Services, Inc. (NYSE: HOS) announced today that it intends to sell in a private placement an additional $75,000,000 aggregate principal amount of its 6.125% Senior Notes due 2014 (the “Additional Notes”) under its indenture dated as of November 23, 2004.

The Company intends to use the proceeds from the sale of the Additional Notes, in addition to the proceeds from its concurrent public offering of common stock also announced today, to partially fund the construction of new OSVs, ocean-going tugs and ocean-going, double-hulled tank barges and the retrofit or conversion of certain existing vessels, including MPSVs. In addition, the combined proceeds may be used in connection with possible future acquisitions and additional new vessel construction programs, as well as for general corporate purposes. Pending these uses, the Company will repay debt under its revolving credit facility, which may be reborrowed.

Because the Additional Notes will not be registered under the Securities Act or applicable state securities laws, the Additional Notes may not be offered or sold in the United States absent registration or available exemption from such registration requirements. This news release does not constitute an offer to sell or a solicitation of an offer to buy the Additional Notes.

Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore supply vessels in the U.S. Gulf of Mexico, Trinidad and other select international markets, and is a leading transporter of petroleum products through its fleet of ocean-going tugs and tank barges, primarily in the northeastern U.S. and in Puerto Rico. Hornbeck Offshore currently owns and operates a fleet of over 50 U.S.-flagged vessels primarily serving the energy industry.

103 Northpark Boulevard, Suite 300	Phone:	(985) 727-2000
Covington, Louisiana 70433	Fax:	(985) 727-2006

Forward-Looking Statements

This news release contains forward-looking statements, including, in particular, statements about Hornbeck Offshore’s plans and intentions. These have been based on the Company’s current assumptions, expectations and projections about future events. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, the Company can give no assurance that the expectations will prove to be correct.

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